NEWS BULLETIN

From:	Wound Management Technologies, Inc.
777 Main Street, Suite 3100
Fort Worth, Texas 76102

For Further Information:
Shareholder Relations-Communications (800) 205-7719

Annual CEO Letter to Wound Management Technologies Shareholders

FORT WORTH, Texas, May 29, 2012 PRNewswire-FirstCall —Chairman of the Board and Chief Executive Officer of Wound Management Technologies, Inc., (OTCQB: WNDM ¦ WNDM.PK), Robert Lutz, Jr. issues his first letter to investors on the state of companies progress since his appointment earlier this year.

Dear Wound Management Technologies Shareholder,

After being part of the Wound Management team for less than two months, I wanted to report on our progress in this short time frame. First, our management team has developed a focused three year strategic plan and budget. Our plan calls for an attainable and disciplined approach for marketing and sales of our primary product line, CellerateRX®, via three major markets: Hospitals/Operating Rooms, Wound Care Centers and Long Term Care Facilities / Home Health Agencies. We believe that having products that address all three markets independently is imperative. Secondly, we are experiencing sales growth that, should it continue in line with current projections, would allow us to achieve sustained positive cash flow from operations by year end.

We have been successful in retaining the internal sales management team and network of distributors established by Juventas. They market and sell our products primarily in Hospitals and Wound Care Centers. The Hospital channel singularly represents a significant opportunity as our powder is now being used to facilitate the healing of surgical wounds in "high risk" patients throughout the entire surgical specialty spectrum. Through this effort, we have a rapidly expanding group of trained field sales representatives working for 37 contracted Wound Management medical distributors. This gives us national presence not only in the Hospital environment; they are also positively impacting the demand of CellerateRX in Wound Care Centers, Long Term Care Facilities, Home Health Agencies, and Physician offices nationwide. Importantly, we have been able to gain market acceptance in the "cost sensitive" Hospital environment, positioning CellerateRX as a positive wound care solution, both in associated product and labor costs and in effectiveness in healing surgical, chronic and acute wounds. We remain committed to expanding our market reach with the help of strategic partners and have an updated agreement, in principle, with WellDyne (a health care company with over 20 million patients in its network). WellDyne is dedicating a sales team to CellerateRX to take our gel product directly to more Physicians, Long Term Care Facilities, Home Health Agencies, Pharmacies and patients. Douglas Taylor Exec VP, Sales and Market Development, expressed "WellDyne is extremely excited about the opportunity to market CellerateRX to our growing patient base. The product's cost profile and clinical advantages will improve WellDyne's ability to serve patients with diabetic ulcers and other wound care conditions".

We also are refocusing our efforts and attention to address and emphasize quality distributors in international markets so that we can apply our US surgical market expertise to other countries. Providing value, improving patient outcomes and quality of life, and the associated cost reductions are a common vision shared by many country's healthcare systems.

Preparing for the future expanding role of our products, we are studying the feasibility of three other markets where CellerateRX formulas could have great sales potential: dental, dermatology / plastic surgery and sunburn relief. We are committed to the completion of our feasibility studies and plan to launch a product into at least one of these areas in 2013 in conjunction with a strategic partner.

In addition to our wound care product line, the Resorbable Bone Wax division will have our new bone wax approved and ready for the market by year end 2012. We are currently planning our sales strategies for this exciting new product to add to our sales distribution model and are exploring partnering opportunities to properly address complete sales penetration of all potential markets. This is in addition to the products currently in development by BioStructures, our licensed partner for bone void filler products based on our patent.

As you can see it is a busy and productive time for Wound Management. We are committed to increasing our products' market share in our existing market segments while discovering and creating new markets where we can provide efficacy, value and cost savings globally. Our new management team is diligently honing and redefining our complete sales processes for precise execution of our sales initiatives and 3 year plan to meet our goal of near term attainment of positive cash flow from operations.

Increasing shareholder value is not only our goal; it is a direct measurement of our ability, talent and efforts to seize the opportunities that our products have in the evolving healthcare market. I very much look forward to more communication with you about our progress and success in the timely achievement of our sales, marketing and management objectives. Where many see challenges, we see opportunity. We are very excited about executing our plan to deliver unique, high quality, cost effective products worldwide.

Respectfully,

Bob Lutz, Jr.
Chairman & CEO

About Wound Management Technologies, Inc.

Wound Management Technologies, Inc. is an emerging commercial stage company with its primary products in the $5B worldwide advanced wound care market. Wound Management's primary focus is the distribution of its unique, patented collagen product, CellerateRX®, which is FDA cleared and reimbursable under Medicare Part B. Wound Management has other advanced biotech products in development including a patented resorbable bone wax line that is in late stages of development, as well as a subsidiary focused on technology for secure healthcare data collaboration and storage. More information can be found on the company's web sites: http://www.wmgtech.com and http://www.celleraterx.com.

Safe Harbor Statement:

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development and any other statements not constituting historical facts are "forward-looking statements," within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks, contingencies and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's SEC filings, which could cause the company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

For Wound Management Technologies Shareholder Information please call (800) 205-7719 or visit http://www.wmgtech.com